Exhibit 99.1

            Intelligent Systems Announces Third Quarter 2004 Results

                 ***Earnings Conference Call at 11 AM Today ***

    NORCROSS, Ga., Nov. 1 /PRNewswire-FirstCall/ -- Intelligent Systems Corporation (Amex: INS; http://www.intelsys.com) announced today its financial results for the third quarter and year-to-date periods ended September 30, 2004. Highlights of the third quarter of 2004 include:

    -- Revenues of $10.4 million, an increase of 279% compared to revenue of
       $2.7 million in the third quarter last year
    -- Net income of $5.0 million ($1.09 per diluted share) compared to a loss of $2.4 million ($0.53 per diluted share) in the same quarter last year -- Income from operations of $3.3 million compared to a loss from operations of $2.5 million in the third quarter last year
    -- Investment income of $1.7 million compared to an investment loss of $24,000 in the third quarter of 2003

    Revenue and net income in the nine-month period ended September 30, 2004 were $18.4 million and $2.0 million ($0.43 per diluted share), respectively, compared to revenue of $8.7 million and a loss of $3.6 million ($0.81 per diluted share) in the nine-month period ended September 30, 2003.
    The jump in revenue and income from operations in the third quarter of 2004 compared to the same period last year reflects $7.4 million in revenue and $4.9 million in gross profit contribution related to completion of a significant multi-year software contract at the company's VISaer subsidiary. In the year-to-date period ended September 30, 2004, the company also benefited from the first significant license revenue generated by its CoreCard subsidiary. Additionally, the company reduced operating expenses by $359,000 and $669,000 in the three and nine-month periods, respectively, in 2004 as compared to 2003.
    The company does not anticipate the same level of quarterly revenue or profits related to software sales at the VISaer or CoreCard subsidiary in the foreseeable future as were recorded in the third quarter and year-to-date periods of 2004. The VISaer contract was responsible for approximately 70 percent of the consolidated third quarter revenue and represents a project that had been ongoing for over three years for which the revenue was deferred until this quarter, although customer payments for the software project were received in earlier periods. The VISaer contract was significantly larger than the typical software sale made by the company's software subsidiaries. Typically, software projects may take 12 to 18 months to complete during which time milestone payments are generally recorded as deferred revenue until contract completion and customer acceptance occurs.
    Investment income of $1.7 million earned in the third quarter of 2004 reflects mainly a cash distribution of $1.57 million from the company's minority investment in ISC Guernsey, an entity that realized a significant gain from the sale of stock in a U.K. based company. Intelligent Systems expects additional cash distributions over the next several quarters of between $2.0 million and $3.0 million depending on the current business needs of ISC Guernsey. The company's investment in ISC Guernsey is carried on the balance sheet at its cost basis of $31,000. In the year-to-date period in 2003, investment income reflects the previously disclosed settlement of an escrow fund related to the sale in April 2001 of an affiliate company, PaySys International, Inc.
    According to J. Leland Strange, President and Chief Executive Officer, "As expected, the recognition of the VISaer contract revenue and the $1.57 million cash distribution had a positive impact on the quarter's financial performance and improved our balance sheet as well. However, shareholders should understand that these results do not represent a trend and should not expect a repeat of this quarter's performance in the near future. Our challenge and focus in the foreseeable future is to complete and deliver our new software products, establish more referenceable customers, and build a reasonable pipeline of new business while managing expenses closely. "
    At September 30, 2004, the company's cash balance was $1.2 million, accounts receivable were $2.1 million, current deferred revenue was $4.7 million and stockholders' equity was $3.0 million. During the third quarter, the company renewed its $1.5 million working capital bank line of credit.

    Conference Call Information
    As announced last week, Intelligent Systems has scheduled a conference call for today at 11 AM Eastern Time to discuss the results of the third quarter and year-to-date periods for 2004. The call-in number is (877) 226-7144. An archived audio replay of the conference call will be available by the end of business today by logging onto http://www.intelsys.com and clicking on the webcast icon. The replay will be available for twelve months.

    About Intelligent Systems Corporation
    For thirty years, Intelligent Systems Corporation (Amex: INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. The company's consolidated subsidiaries include VISaer, Inc. (http://www.visaer.com), QS Technologies, Inc. (http://www.qsinc.com), CoreCard Software, Inc. (http://www.corecard.com), (all three being software companies) and ChemFree Corporation (http://www.chemfree.com), (an industrial products company). Since 1990, the company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately sponsored incubators. Further information is available on the company's website at http://www.intelsys.com, or by calling the company at 770-381-2900.

    In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise.

     For further information, call
     Bonnie Herron, 770/564-5504
     or email to bherron@intelsys.com

SOURCE  Intelligent Systems Corporation
    -0-                             11/01/2004
    /CONTACT: Bonnie Herron, +1-770-564-5504, bherron@intelsys.com/ /Web site: http://www.intelsys.com /
    (INS)

CO:  Intelligent Systems Corporation
ST:  Georgia
IN:  CPR STW
SU:  CCA